Exhibit 10.3

LICENSE AGREEMENT

BETWEEN

BIOLINGUS IP GmbH (“BioLingus I”)

(Licensor)

And

BioLingus II GmbH (“BioLingus II”)

(Licensee)

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made on this 20th day of October, 2019 between:

BioLingus IP GmbH (“BioLingus I”), a company incorporated in Switzerland and having its registered office at Grossmatt 6 CH-6052 Hergiswil NW, Switzerland (hereinafter referred to as “Licensor”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the ONE PART;

AND

BioLingus II GmbH (“BioLingus II”), a company incorporated in Switzerland and having its registered office also at Grossmatt 6 CH-6052 Hergiswil NW, Switzerland (hereinafter referred to as “Licensee”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the OTHER PART.

The Licensor and Licensee are hereinafter collectively referred to as “Parties” and individually as “Party”.

WHEREAS:

(A)	The Licensor is a company specialising in the development of oral, sublingual and mucosal delivery of peptides and proteins for chronic diseases and immune-therapies and possesses technical know-how, proprietary knowledge and IPR (as defined hereinafter) to develop and manufacture innovative and differentiated pharmaceutical products;

(B)	The Licensee desires to obtain, and the Licensor has agreed to grant, an exclusive right and license to the BioLingus I IP (“IPR License”) to the Licensee for the purpose of developing the Products in the Biolingus II Field and Territory (as defined hereinafter).

(C)	In order for the Licensee to be able to regulate the use of the BioLingus IP and the Know-How to develop, manufacture and sell the Products, obtain Regulatory Approvals, purchase and distribution of the Products in the Territories, the Licensor has agreed to grant an exclusive license to the BioLingus IPR, commercialisation and distribution rights of the Products to the Licensee, subject to the terms and conditions, stipulations, covenants and limitations, as set out hereinafter in this Agreement;

NOW THEREFORE, in consideration of, and subject to, the mutual covenants, agreements, terms and conditions contained herein, the mutual benefits to be derived therefrom and other good and valuable consideration, the Parties agree as follows:

1.	Definition

1.1.	Definition In this Agreement, unless the context otherwise requires, the following expressions shall have the following respective meanings:

“Affiliate”	shall mean, with respect to any Party, any Person

(a)	who directly owns, legally and beneficially, 50% or more of the voting securities of such Party; or 50% or more of the voting securities of whom is directly owned, legally and beneficially, by such Party; or

(b)	who directly controls, or is controlled by, or under common control with such Party (or, in the case of a natural person, any Relative of such Party). For purposes of this definition, the term “control” means possession of the power to direct or cause the direction of the management of that Person through ownership of not less than one-half of the voting securities;

“Agreement”	shall mean this Agreement, together with the annexures and schedules hereto and all written modifications to this Agreement from time to time;

“Applicable Laws”	shall mean all applicable:

(a)	statutes, enactments, acts of legislature or parliament, laws, ordinances, rules, by-laws, regulations, listing agreements, notifications, guidelines or policies of any applicable jurisdiction of the Territories (including the jurisdictions in which the Parties are incorporated and/or carry on any business or activities);

(b)	administrative interpretation, writ, injunction, directions, directives, judgement, arbitral award, decree, orders or regulatory consents of, or agreements with, any Governmental Authority or recognised stock exchange; and

(c)	international treaties, conventions and protocols, as may be in force from time to time;

“BioLingus IP”	shall mean the IPR/Patents directly related to the formulation, excipients, process and equipment designs of the Products and including but not limited to the description in Schedule I;

“Confidential Information”	shall mean all information concerning the business of the Parties and the License, which is proprietary and confidential in nature, received by any Party from the other Party, during the course of or due to their relationship and specifically labelled as confidential information;

“CTs”	shall mean Clinical Trial Data;

“CHF”	shall mean Swiss Franc;

“Dispute”	shall have the meaning ascribed to the term in Article 10;

“Distribution Network”	shall mean a network of selected distributors and sub-distributors appointed by the Licensee for such Territories and as per the policy the Licensee may frame from time to time;

“Dossier”	shall mean the documentation, as may be amended from time to time, relating to the Products necessary for filing an application with the applicable Regulatory Authority to obtain a Marketing Authorization in the format as may be acceptable in the Territory;

“Effective Date”	shall have the meaning ascribed to the term in Clause 3.1;

“Governmental Authority”	shall mean (a) any union, state, local or other governmental, administrative, regulatory or self-regulating authority or agency, having jurisdiction over the relevant matter, (b) any court, tribunal or administrative hearing body, or (c) any other similar dispute resolving panel or body;

“Intellectual Property Rights”
or “IPR”	shall mean trademarks, tradenames, copyrights, designs, patents, inventions, domain names, right to propriety works and/or any other intellectual or industrial property rights, proprietary information and knowledge, technology, databases, copyrights, licenses, franchises, CT data, dossiers, marketing authorisations and formulas, or rights with respect to the Products thereto necessary for their business, as is now being conducted and are proposed to be conducted, whether capable of registration or protection under law or not;

“IPR License”	shall have the meaning ascribed to the term in Recital (B);

“Indemnified Parties”	shall have the meaning ascribed to the term in Clause 8.1;

“Indemnifying Party”	shall have the meaning ascribed to the term in Clause 8.1;

“ICH Guidelines”	shall mean the guidelines issued by the International Council for Harmonisation of Technical Requirements for pharmaceuticals for human use;

“Just Cause”	shall mean and include any of the following events: (i) serious misconduct or gross negligence by a Party in the course of relationship; (ii) an act of dishonesty, fraud, or other act of moral turpitude by a Party in connection with its responsibilities; (iii) any material or recurring breach by a Party of its obligations as set out in this Agreement; (iv) a Party being convicted with or pleading guilty to felony or a criminal offence or misdemeanour relating to an act of dishonesty or fraud which causes material harm to the business and reputation of the other Party; (v) a Party commits a violation of the terms and conditions as set forth in this Agreement or any other agreement entered between the Parties with respect to the business and that such violation is either materially and demonstrably injurious to other Party or, if capable of remedy, remains un-remedied for more than one hundred (100) days from the date on which written notice of such violation is given to that Party by the other Party; or (vi) a Party is adjudicated insolvent or bankrupt;

“Know How”	shall mean any technical information, know-how and materials, including all biological, chemical, pharmacological, toxicological, clinical, assay and other information, data, discoveries, inventions, improvements, processes, formulae and trade secrets related to the Products and whether patentable or unpatentable (but not patented);

“License”	shall have the meaning ascribed to the term in Clause 2;

“License Period”	shall have the meaning ascribed to the term in Article 3;

“License Fee”	shall mean Signing Fee and Milestone Payment collectively;

“Licensee”	shall have the meaning ascribed to the term in the Preamble of this Agreement;

“Licensor”	shall have the meaning ascribed to the term in the Preamble of this Agreement;

“Marketing Authorization”	shall mean any and all approvals, with respect to any jurisdiction, or authorizations (other than price approvals) of a Regulatory Authority, that are necessary for the distribution, marketing or sale of a Product in such jurisdiction, including registration in the Territories;

“New IPR”	shall have the meaning ascribed to the term in Clause 6.1;

“Parties”	shall mean Licensor and Licensee collectively, and the term “Party” shall mean either of them individually;

“Person”	shall mean an individual, corporation, limited liability company, association, trust or any other entity or organisation, including a government or political subdivision or an agency or instrumentality thereof;

“Products”	shall mean formulations developed for oral, sublingual and mucosal delivery of any products using BioLingus IP;

“Regulatory Approval”	shall mean any approvals, licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau or other governmental entity necessary for the use, storage, import, market, export, distribution, transport or sale of a Product in a regulatory jurisdiction;

“Territories”	shall mean Global, i.e. all countries in the world

1.2.	Interpretation In this Agreement, unless the context otherwise requires:

1.2.1.	the Recitals and Schedules form part of this Agreement and references to this Agreement shall have the same effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include references to the Recitals and Schedules to it;

1.2.2.	Any reference to Articles, Clauses and Schedules are to articles and clauses of and schedules to this Agreement;

1.2.3.	words importing the singular, include the plural and vice versa;

1.2.4.	the headings and bold typeface are only for convenience and shall be ignored for the purpose of interpretation of this Agreement ;

1.2.5.	the words “include” and “including” are to be construed without limitation;

1.2.6.	reference to clauses, Parties and annexures are references to clauses of, and Parties, and annexures to this Agreement;

1.2.7.	all reference to statutes shall include any modification, re-enactment or extension thereof for the time being in force;

1.2.8.	a disclosure of an item in writing referring to a specific Clause of this Agreement or specific Paragraphs of any Annexure shall be deemed to be a disclosure only for the purposes of that Clause or Paragraph and not for the purposes of any other provision of this Agreement; and

1.2.9.	where a word or phrase is defined, other parts of speech and grammatical forms of that word or phrase shall have corresponding meanings.

2.	Grant of IPR License Rights

2.1.	Grant of IPR License: Subject to the terms and conditions of this Agreement, the Licensor grants to the Licensee and the Licensee hereby accepts, an exclusive license to use, during the License Period, the IPR License for the purpose of developing, commercializing and manufacturing Products in the “Field II” and in the Territory for all applications (“Permitted Use”).

2.2.	Right to sub-license the License: The Licensor grants to the Licensee the right to sub-license the License to third parties and the Licensee may, at its discretion, from time to time enter into similar license agreements with such third parties (each a “Sub-Licensee”) to use the License . The Licensee hereby agrees and covenants that where the Licensee sub-licenses the License to the Sub-Licensee, the Sub-Licensee shall comply with all obligations imposed on the Licensee under this Agreement, and also comply with such requirements and/or restrictions as are reasonable and permissible under the Applicable Laws.

2.3.	Field

The Field of BioLingus I IP (“Field I”) is metabolic disorders, obesity and diabetes, as defined in Schedule II.

This includes all applications in human, veterinary and diagnostics.

The Field of BioLingus II IP (“Field II”) is all therapies and indications which are not included in the Field I.
So Field I and Field II are mutually exclusive.

2.4.	Territory

Global, i.e. all countries in the world without any exceptions.

3.	License Period

3.1.	License Period:

This Agreement shall be deemed to have come into force on the date of signing of this agreement by both paries (“Effective Date”) and shall remain in force perpetually (“License Period”).

4.	License Fees and Royalty

4.1.	License Fees: In consideration of the License granted to the Licensee, the Licensee shall pay to the Licensor, license fees during the License Period as detailed below (“License Fee”): 120’000 CHF within 3 years of the Effective Date.

4.2.	Other Fees : no other fees are due.

4.3.	Withholdings: The payment of License Fees shall be subject to such deductions and withholdings of tax or otherwise as the Licensee may be mandated or required to do pursuant to Applicable Laws.

5.	Rights and Obligations of the Parties

5.1.	Rights and Obligations of the Licensor: During the License Period :

5.1.1.	the Licensee shall transfer the necessary know how to formulate, manufacture and develop the Products in compliance with ICH Guidelines ;

5.1.2.	in case Licensor and Licensee wish to collaborate on certain product related projects or technology development, IP development or manufacturing, this shall be covered in separate arrangements.

5.2.	Rights and Obligations of the Licensee: During the License Period,

5.2.1.	the Licensee shall have freedom to use the IPR at its own will and without limitations develop products in the Field II and the Territory;

5.2.2.	in case Licensor and Licensee wish to collaborate on certain product related projects or technology development, IP development or manufacturing, this shall be covered in separate agreements.

6.	New IPR and Improvement

6.1.	New IPR by the Licensor and Licensee : both Licensor and Licensee are free to develop their own IP from the Effective Date.

6.1.1.	Shared IP : in case Licensor and Licensee wish to collaborate on or share certain IP development or improvements of existing IP, this shall be covered in separate arrangements.

6.2.	Right to new IPR – Field I: BioLingus I agrees to grant to BioLingus II, a royalty free and perpetual license to use such New IPR for all applications in Field II in the Territory, at no additional cost.

6.3.	Right to new IPR – Field II: BioLingus II agrees to grant to BioLingus I, royalty free license and perpetual license to use such New IPR for all applications in Field I in the Territory, at no additional cost.

7.	Representations and Warranties

7.1.	Mutual Representation and Warranties: Each Party represents and warrants to the other Party, as of the date hereof, as follows:

7.1.1.	that it is a company duly incorporated, validly existing and in good standing under the laws of its respective country and that it has the requisite power and authority to carry on its business as is currently being conducted and also to perform its obligations under this Agreement;

7.1.2.	that it is permitted by its respective organisational or charter documents, to enter into this Agreement and is not otherwise restrained, prevented or inhibited from entering into this Agreement or from undertaking the obligations herein contained; and

7.1.3.	that its signatory to this Agreement is duly authorised to execute the same in a manner binding upon it and that all corporate approvals and procedures necessary for entering into this Agreement and vesting the authority in such signatory has/have been duly obtained and complied with.

7.2.	Representation and Warranties by the Licensor: The Licensor hereby represents and warrants to the Licensee as follows:

7.2.1.	that as of the Effective Date, to its knowledge, there are no litigations, suits, actions, arbitration, judicial or legal, administrative or other proceedings or governmental investigations pending against the Licensor or its Affiliates, which would be reasonably expected to affect or restrict the activity of the Licensor to consummate this Agreement and to perform its obligations under this Agreement; as of the Effective Date there are no litigations, suits, actions, disputes, claims, arbitrations, judicial or legal, administrative or other proceedings or governmental investigations pending (or to the knowledge of the Licensor, threatened) against the Licensor or its ability to grant the License or the control or ownership of the Products and/or the IPR License;

7.2.2.	it is the sole and exclusive owner of the IPR License, the right of which is being transferred under this Agreement and has no knowledge or information, which would render the License invalid or unenforceable;

7.2.3.	the License does not infringe the intellectual property of any third person and it has not received any notice with respect to the License and the Products, and it does not believe that the License violates or has violated the trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity or other intellectual property rights of any third party;

7.2.4.	neither the execution and delivery of this Agreement nor the performance hereof by the Licensor requires the Licensor to obtain any permits, authorisations or consents from any Governmental Authority (subject to obtaining all necessary approvals with respect to the manufacture, use or sale of the Products in the Territories by the Licensee) or from any other person, firm or corporation and such execution, delivery and performance will not result in the breach of, or give rise to, any termination of any existing agreement or contract to which the Licensor may be a party;

7.2.5.	no third party has filed, pursued or maintained or threatened in writing to file, pursue or maintain any claim, lawsuit, charge, complaint or other action alleging that any IPR License is invalid or unenforceable;

7.2.6.	it has full right to transfer the right to the License and the Products under the terms of this Agreement;

7.2.7.	there are no agreements between the Licensor and any third parties that preclude or otherwise limit the Licensor’s ability to perform its obligations under this Agreement;

7.2.8.	(a) all written information and data, whether written or oral, provided by or on behalf of the Licensor to the Licensee on or before the Effective Date in contemplation of this Agreement was (as of its date) true and accurate in all material respects and (b) the Licensor has not failed to disclose, or cause to be disclosed, any information or data that would cause the information and data that has been disclosed to be, individually or in the aggregate, in light of the circumstances of which they were made, misleading in any material respect.

7.3.	Representation and Warranties by the Licensee: The Licensee hereby represents and warrants to the Licensor as follows:

7.3.1.	neither the execution and delivery of this Agreement nor the performance hereof by the Licensee requires the Licensee to obtain any permits, authorisations or consents from any Governmental Authority (subject to obtaining all necessary approvals with respect to the conducting clinical trials, manufacture, use or sale of the Products in the Territories) or from any other person, firm or corporation and such execution, delivery and performance will not result in breach of, or give rise to, termination of any existing agreement or contract to which the Licensee may be a party;

7.3.2.	there are no claims or investigations, pending or threatened against the Licensee, at law or in equity, or before or by any Governmental Authority relating to the matters contemplated under this Agreement which would materially adversely affect the Licensee’s ability to perform its obligations hereunder;

7.3.3.	it is not under any obligation to any person or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfilment of the Licensee’s obligations under this Agreement.

8.	Indemnification

8.1.	Indemnity: Each Party (the “Indemnifying Party”) shall indemnify and keep indemnified, save, defend and hold harmless, the other Party and its officers, representatives, employees, advisors and agents (collectively, the “Indemnified Parties”) from and against any and all direct, actual and lawful losses, claims, demands, issued by any Person, actions, causes of actions, suits, litigation, costs and expenses incurred in pursuing any of the foregoing in any jurisdiction, including reasonable attorney fees and disbursements in connection therewith (collectively “Claim”) promptly upon demand at any time and from time to time, to the fullest extent permitted by law, which may arise out of, result from or be payable by virtue of:

8.1.1.	Breach of Representations and Warranties: misrepresentation or breach of any material representation and warranties provided by the Indemnifying Party under this Agreement; or

8.1.2.	Breach of Covenants: any breach or default of any undertaking, obligation, confirmation or covenant agreed to be performed by the Indemnifying Party under this Agreement.

8.2.	Knowledge of Indemnified Parties: The knowledge of the Indemnified Parties or the conduct of any investigation in relation to the Indemnifying Party, shall not in any manner, affect or limit the right to indemnification, payment of claims or other remedies with respect to the accuracy or inaccuracy of or compliance or non-compliance with any of the representations and warranties, covenants, obligations or arrangements of the Indemnifying Party, and the Indemnifying Party shall not invoke the Indemnified Parties’ knowledge of a fact or circumstance that might make a statement untrue, inaccurate, incomplete or misleading as a defence to a Claim for breach of any representation and/or warranty and/or the non-performance of any of the covenants or obligations under the Agreement required to be performed by the Indemnifying Party.

8.3.	Reimbursement of Claims: Any claim for indemnity pursuant to this Agreement shall be made by the Indemnified Parties, by notice in writing, to the Indemnifying Party. The Indemnifying Party shall reimburse the Indemnified Parties for all out-of-pocket expenses (including attorney’s fees and disbursements) as are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not the Indemnified Parties are a party thereto. If the Indemnified Parties make a claim hereunder for payment or reimbursement of expenses, such expenses shall be paid or reimbursed promptly upon receipt of such claim thereto.

8.4.	Rights in addition to Applicable Law or equity: The indemnification rights of the Indemnified Parties under this Agreement are independent of and in addition to such other rights and remedies as the Indemnified Parties may have at law or in equity or otherwise, including the right to seek specific performance, rescission or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

9.	Termination

9.1.	Termination: As this is a perpetual license, this Agreement cannot be terminated unless (a) both Parties mutually agree to terminate the license under terms to be mutually agreed in a separate “Termination Agreement” or (b) when one Party goes into liquidation or a Party discontinues the business ;

9.1.1.	Winding-up: the Party (i) goes into liquidation or a winding-up order is made against it or it suffers the appointment of a liquidator, receiver, trustee or similar officer of the whole or part of its business or assets, or it files a petition seeking reorganisation, composition or a similar relief or it takes action under any law regarding insolvency, or (ii) makes an assignment for the benefit of its creditors; or

9.1.2.	Discontinuation of Business: the Defaulting Party discontinues its business and/or loses the License or authorisation that leads to discontinuation of its business pursuant to an order from a Governmental Authority; or

9.2.	Consequences of Termination:

9.2.1.	In case of Winding up or Discontinuation of the business of one Party, all the IPR rights, including improvements, return without any fee due to the other Party, within 3 months after the Winding up or Discontinuation. The receiving Party will be able to use this IPR without any further obligations or restrictions.

9.3.	Each Party shall continue to comply with any and all continuing obligations provided herein, including but not limited to the requirements as to confidentiality, as provided in Clause 11.9.

10.	Dispute Resolution

10.1.	Dispute: If any dispute, claim or difference of any kind whatsoever (“Dispute”) shall at any time arise between the Parties with respect to the validity, interpretation, implementation or alleged material breach of any provision of this Agreement or the rights or obligations of the Parties hereunder, such Dispute shall, to the extent possible, be settled in the first instance by prompt and good faith negotiations between the representatives of each Party. The Parties agree that if the Dispute cannot be resolved by mutual consent, the following resolution procedure shall be used to settle the Dispute.

10.2.	Arbitration: If the Dispute cannot be settled within thirty (30) days from initiation of such mutual discussions, the Dispute shall be referred to and finally resolved by arbitration under the applicable laws of Switzerland, which Rules are deemed to be incorporated by reference into this clause. The dispute or the difference shall be referred to a panel of three arbitrators, one arbitrator to be nominated by the Licensor, one to be nominated by the licensee and the third arbitrator to be appointed by the two arbitrators.

10.3.	The award rendered in any arbitration commenced hereunder shall be final and conclusive and judgement thereon may be entered in any court having jurisdiction for its enforcement. In addition, the Parties agree that neither Party shall have any right to commence or maintain a suit or legal proceeding concerning a dispute hereunder until the dispute has been determined in accordance with the arbitration procedure provided for herein and then only for enforcement of the award rendered in such arbitration.

10.4.	During the pendency of any arbitration (a) each Party shall continue to perform its obligations hereunder and (b) neither Party shall exercise any remedies hereunder arising by virtue of the matters in dispute.

11.	Miscellaneous Provisions

11.1.	Entire Agreement: This Agreement, the Schedules hereof constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other oral or written representations, understandings or agreements relating to the subject matter hereof.

11.2.	Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.3.	Further Assurance: The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transaction hereby contemplated and each Party agrees to execute and deliver all such further instruments or documents, applications and legal proceedings, if any, and to do and perform all such further acts and things, as may be reasonably necessary or desirable to effect the purpose of this Agreement.

11.4.	Non-Solicitation: The Parties agree that it shall not, directly or indirectly, without limitation by assisting others, employ, engage, solicit, recruit, induce or attempt to persuade employment of any Person then engaged by the other Party or of any of its Affiliates, as an employee, officer, director, independent contractor or consultant.

11.5.	Notices: Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) when delivered in person (b) on the same date when dispatched by electronic facsimile transfer or email, or (c) when received by a nationally recognised courier service or registered mail and addressed to the Party to be notified at the address indicated below, or at such other address as such Party may designate by advance written notice to the other Party.

If to the Licensor:

Attention:	Yves Decadt
Address:	Grossmatt 6, CH-6052
Email:	yves.decadt@biolingus.ch

If to the Licensee:

Attention:	Thomas Ko
Address:
Email:	Thomas.ko@biolingus.ch

11.6.	Amendments: Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived, only with the written consent of the Parties.

11.7.	Severability: If any provision of this Agreement or application thereof to any person or circumstances is or becomes invalid, prohibited, illegal or unenforceable to any extent for any reason including by reason of any law or regulation or government policy, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative and the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision.Notwithstanding the foregoing, the Parties shall thereupon negotiate in good faith in order to agree on the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision so found to be void or unenforceable.

11.8.	Survival Provisions: Notwithstanding anything contained in this Agreement, Articles 7 (Representations and Warranties), 8 (Indemnification), 9.2 (Consequences of Termination), 10 (Dispute Resolution), 11 (Miscellaneous Provisions) and 12 (Governing Law and Jurisdiction) shall survive termination of this Agreement for any reason whatsoever.

11.9.	Confidential Information: Each Party acknowledges that, pursuant to this Agreement it may have access to certain information concerning the other Party, which is either confidential or proprietary in nature, whether received orally or in writing. Each Party acknowledges and agrees that all confidential information whether disclosed orally or in writing, is the property of the disclosing Party and constitutes valuable, special and unique assets of the business of such Party. The Parties agree that the recipient of the confidential information shall neither disclose such confidential information to any third party nor use for any purpose other than (i) for the purpose of this Agreement or (ii) as may be required by law.

11.10.	Exclusions: Notwithstanding anything contained in this Agreement, the obligation of confidentiality and non-use of confidential information shall not apply to the confidential information which (i) is or becomes generally available or known to the public, through no fault of or breach of its obligations hereunder by the recipient; (ii) is lawfully disclosed to the recipient by a third party not bound by non-disclosure obligations with regard to such information as evidenced by its records and without restriction as to use and disclosure; (iii) was already known by the recipient prior to its disclosure by or on behalf of the discloser, otherwise than by unlawful disclosure, (iv) was independently developed by the recipient without the benefit of the confidential information supplied (v) is lawfully in possession of that Party since execution of the Confidentiality and Disclosure Agreement ; (vi) is required to be disclosed under Applicable Law or by a governmental order, decree, regulation or rule, any order of a competent court or tribunal provided that each Party promptly notifies the other in writing prior of such disclosure in order to provide the other Party reasonable time to obtain protection for such Confidential Information.

11.11.	Cost and Fees: Each Party shall bear its respective costs and expenses in connection with the preparation, negotiation, execution and delivery of this Agreement. All other expenses and costs, including stamp duty shall be borne by the Parties in equal proportion.

11.12.	Force Majeure: Notwithstanding anything in this Agreement to the contrary, neither the Licensor nor the Licensee shall be liable, or deemed to be in default, for any failure or delay in performance hereunder which is caused by Force Majeure, including that of but not limited to acts of God, Governmental restrictions, wars, insurrections and/or any other cause beyond the reasonable control of the affected Party.

11.13.	Successors and Assigns: Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the Parties. Subject to the foregoing, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12.	Governing Laws and Jurisdiction

12.1.	Laws: This Agreement shall be governed by, subject to and construed in accordance, with the laws of Switzerland.

12.2.	Exclusive Jurisdiction Subject to the provisions of Article 10 (Dispute Resolution), the courts in Switzerland shall have exclusive jurisdiction to adjudicate and grant relief in relation to this Agreement.

IN WITNESS WHEREOF the Parties have hereunto set their respective hands the day and year first above written.

[Execution sheet on the next page]

[EXECUTION SHEET]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

SIGNED AND DELIVERED	)
by the within named Licensor,	)
BioLingus IP GmbH (“BioLingus I”))
by the authorised signatory,	)
Mr. Yves Decadt	)
in the presence of Mr Thomas Ko	)

SIGNED AND DELIVERED	)
by the within named Licensee,	)
BioLingus II GmbH (“BioLingus II”))
by the authorised signatory,	)
Mr Yves Decadt	)
in the presence of Mr Thomas Ko	)

Schedule I

List of relevant Patents

PCT/AU2011/000173 “Process for preparing products comprising stabilised actives and compositions comprising same”

PCT/AU2018/050177 “Oil based formulations for sublingual and buccal delivery”

Schedule II

Definition of the Field : “Field I”

ATC classification summary :

In order to describe the Field, the ATC classification of drugs will be used.

The Anatomical Therapeutic Chemical (ATC) Classification System is a drug classification system that classifies the active ingredients of drugs according to the organ or system on which they act and their therapeutic, pharmacological and chemical properties. It is controlled by the World Health Organization Collaborating Centre for Drug Statistics Methodology (WHOCC), and was first published in 1976.[1]

The ATC classification system is a strict hierarchy, meaning that each code necessarily has one and only one parent code, except for the 14 codes at the topmost level which have no parents. The codes are semantic identifiers, meaning they depict in themselves the complete lineage of parenthood.

First level

The first level of the code indicates the anatomical main group and consists of one letter. There are 14 main groups:

The first of this 14 groups is the so-called “Group A” or “ATC code A”:

ATC code A Alimentary tract and metabolism includes :

Codes for veterinary use (ATC vet Codes) can be created by placing the letter Q in front of the human ATC code: for example, QA.

Definition of “Field I” for the license agreement:

Following is a positive list of indications included in Field I, referring to the ATC classifications :

A05 : Bile and liver therapies

A08 : Anti-obesity preparations

A10 : Drugs used in diabetes

A15 : Appetite stimulants

Products and /or indications not include in the positive list above, are not part of Field I.

Examples of applications of definition of “Field I” for the license agreement:

-	For instance, the products included in ATC A10 can be found in the following links :

https://www.whocc.no/atc_ddd_index/?code=A10

https://en.wikipedia.org/wiki/ATC_code_A10

-	For example, if a peptide has two indications, one in diabetes and another one in cardiovascular, then only the diabetes indication is included is included in Field I.

-	On the other hand, if a peptide would have a main diabetes indication, and a positive effect on cardiovascular, but the latter is not a stand-alone indication, then this will be all included in the Field I.

-	In case of doubt, an expert team of 5 independent experts, jointly appointed and approved by both BioLingus I and BioLingus II, will decide in a face to face meeting by anonymous voting in which the majority decision wins. This voting will be final (unless and until both Parties mutually agree otherwise in a written agreement.